TRANSITION SERVICES AGREEMENT

This **TRANSITION SERVICES AGREEMENT** (this "Agreement") is entered into on this _10_ day of April, 2020 to be effective as of April 3, 2020 (the "Effective Date"), by and between **OXFORD FINANCIAL PUBLISHING, LLC**, a Maryland limited liability company (the "Seller"), and **KINGSCROWD, LLC**, a Delaware limited liability company (the "Buyer"). Buyer and Seller are sometimes each referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in that certain Asset Purchase Agreement, dated as of April 3, 2020 (the "Purchase Agreement"), by and between Buyer and Seller, as the same may be amended, restated, supplemented or modified from time to time.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to purchase from Seller the Interest; and

WHEREAS, the Parties desire that, for a period following the Closing of the transactions contemplated by the Purchase Agreement, Seller provide certain services to Buyer on the terms and conditions set forth herein, to aid Buyer in the transition of the Interest (the "Transition").

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the Parties hereby agree as follows:

AGREEMENT

1. Incorporation. The foregoing recitals are hereby made a part of this Agreement.

2. Transition Services. Subject to the terms and conditions set forth herein, upon the request of Buyer from time to time, commencing on the date hereof and continuing throughout the Term (as defined below), Seller agrees to, subject to Section 8 of this Agreement, provide, or cause its affiliates to provide, to Buyer the services described on Schedule A hereto (each, a "Service" and collectively, the "Services") at no additional cost to Buyer, in order to permit the Company to continue operating substantially in the same manner as it was operated immediately prior to Closing. Seller agrees to respond in good faith to any reasonable request by Buyer for access to any additional services that are necessary for the operation of the Company and that are not currently contemplated on Schedule A, at a price to be agreed upon after good faith negotiations between the Parties. Any such additional services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on Schedule A. The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable by the end of the Transition Period (as defined below), each Party agrees to use commercially reasonable efforts to make a transition of each Service to Buyer's own internal organization or to obtain alternate third-party sources to provide the Services.

3. Performance of Transition Services.

(a) Subject to the terms and conditions set forth herein, Seller shall make reasonably efforts to provide the Services in a manner generally consistent with the historical provision of the Services.

(b) To the extent that any of the assets that Seller requires in order to provide any Services have become property of Buyer pursuant to the Purchase Agreement (the "Required Assets"), Buyer hereby grants to Seller a non-exclusive license to use such Required Assets for the purpose of providing such Services and aiding the Transition on the terms and subject to the conditions of this Agreement.

(c) To the extent that Buyer requests Seller to perform any services other than the Services, Seller agrees to consider such requests outside of this Agreement as a statement of work and Seller shall perform such requested services only if Seller and Buyer can mutually agree to the terms and conditions related thereto including nature, scope, duration and price.

4. Coordinators. Each of Seller and Buyer shall appoint one individual who shall serve as a contact person for purposes of communicating with the other and carrying out this Agreement, and who shall be authorized to act on behalf of the Party that appointed him or her as to matters pertaining to this Agreement. The initial coordinators are set forth on Schedule B hereto. Each of Seller and Buyer shall notify the other in writing as to the name, address, telephone number and e-mail address of any replacement for such designated coordinator.

5. Transition Plan. Commencing on the date hereof, Seller and Buyer will use commercially reasonable efforts to begin the process of migrating the Services from Seller to Buyer in accordance with a mutually agreed transition plan so that the completion of the migration of such Services shall occur by the end of the Transition Period. Seller and Buyer agree to cooperate to assure an orderly and efficient transition. Buyer shall use commercially reasonable efforts to end its reliance on the Services as soon as reasonably possible within the Transition Period.

6. Term and Termination.

(a) The term of this Agreement (the "Term") shall commence on the date of the Closing and continue until the Termination Date (as defined below), unless extended thereafter upon the mutual written agreement of the Parties (the "Transition Period").

(b) Buyer may terminate any Service by giving Seller prior written notice of termination of such Service. Upon such termination of any Service, Seller shall cease providing the terminated Service.

(c) Upon the earlier of (i) the termination of the last Service pursuant to Section 6(b) above and (ii) May 1, 2020, this Agreement shall automatically terminate, unless extended pursuant to Section 7(a) (the "Termination Date").

(d) Either Party may terminate this Agreement prior to expiration of the then current Term upon a failure by the other Party to comply with any of the material terms and conditions of this Agreement, which failure to comply is not cured within ten (10) business days following receipt of written notice thereof from the other Party.

(e) In the event of a valid termination of this Agreement as provided in this Section 6, this Agreement shall thereupon become void and neither Party shall have any liability or obligation with respect hereto.

7. Fees.

(a) Generally. As consideration for the Services, Seller agrees to provide the Services set forth on Schedule A for no fee to Buyer during the Transition Period. In the event Buyer shall request additional services or if Seller is required to continue providing the Services beyond the Transition Period (each such service, "Additional Services"), Buyer will pay, or cause to be paid, to Seller the reasonably fees charged by Seller for such the Additional Services (the "Fees").

(b) Invoice and Payment. In the event Fees are payable pursuant to Section 7(a), Seller shall invoice Buyer for the Fees for such Additional Services performed in arrears on a monthly basis. Seller shall include with each invoice a reasonably detailed description of the Additional Services performed, the Fees charged (including reasonable documentation to support such Fees), and such other details as may be necessary to support the invoice. Buyer shall pay the undisputed Fees set forth in each invoice within thirty (30) days after receipt.

8. Personnel.

(a) Personnel Required. To the extent any personnel is required in connection with the Services, Buyer will make available such personnel as will be required to provide the Services. Seller shall have no responsibility for its performance under this Agreement with respect to Services which require the assistance of Buyer's personnel. Seller shall have no responsibility under this Agreement to provide any of its personnel for the Services.

(b) Responsibility for Personnel Wages and Expenses. For such time as any employees of the Buyer or any of its affiliates are necessary for the Services to Buyer under this Agreement, (a) such employees will remain employees of Buyer or such affiliate, as applicable, and shall not be deemed to be employees of Seller for any purpose, and (b) Buyer or such affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, Buyer-sponsored employee benefits, including severance and worker's compensation, and the withholding and payment of applicable taxes relating to such employment.

9. Relationship of the Parties.

(a) Seller shall be deemed to be an independent contractor. Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship between the Parties. The Parties shall not be deemed to be joint employers of any person.

(b) Buyer's employees who assist in the performance of the Services shall at all times remain subject to the sole direction and control of Buyer, and Seller shall have no liability to such employees of Buyer for their wages, compensation, fringe benefits, legally required employer contributions or tax obligations by virtue of the relationships established under this Agreement.

(c) Except as otherwise provided herein, neither Party will have any right, power or authority to create any obligation, express or implied, on behalf of the other Party nor shall either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations.

(d) Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or Persons referred to herein and each Party shall be responsible only for its respective obligations as set forth in this Agreement.

10. Confidentiality Obligations.

(a) Either Party or any of its affiliates (the "Disclosing Party") may from time to time prior to and during the Term of this Agreement disclose to the other Party or its affiliates (the "Receiving Party") certain confidential, non-public, and/or proprietary Information regarding the Disclosing Party's business or technology that is (i) marked or identified as "confidential" or "proprietary" (or with a similar legend), (ii) if disclosed orally, identified at the time of disclosure as confidential, or (iii) information that the Receiving Party knows is, or should reasonably understand to be, confidential to the Company given the nature of the information or the circumstances of its disclosure ("Confidential Information").

(b) The Receiving Party agrees that it shall not, and shall cause any other Receiving Parties not to, use any Confidential Information of any Disclosing Party for any purpose other than to perform its obligations or exercise its rights under this Agreement or in accordance with the Purchase Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of Receiving Party who have a need to know such Confidential Information for purposes of providing the Services and who are obligated to protect the Confidential Information under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party further agrees that it shall protect any Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

(c) The Receiving Party's obligations under Section 10(b) with respect to any Confidential Information of a Disclosing Party shall not apply to any information that: (i) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party without confidentiality restrictions; (ii) is disclosed to the Receiving Party by a third party who had the right to make such disclosure, without any confidentiality restrictions; (iii) is, or through no fault of the Receiving Party has become, generally available to the public; or (iv) is independently developed by the Receiving Party without use of or reference to the Disclosing Party's Confidential Information.

(d) In the event that a Receiving Party either determines that it is required to disclose any Confidential Information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party that is subject to the confidentiality provisions hereof, Receiving Party shall promptly notify the Disclosing Party (to the extent legally permitted

and practicable under the circumstances) prior to disclosing or providing such information and shall cooperate, at the expense of the Disclosing Party, in seeking any appropriate protective order requested by the Disclosing Party. In the event that Disclosing Party fails to receive such appropriate protective order in a timely manner and the Receiving Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Receiving Party receiving the request or demand, then such Receiving Party may disclose or provide information to the extent required by applicable Law, without liability hereunder, and Receiving Party shall promptly provide the Disclosing Party with a copy of the information so disclosed if requested by the Disclosing Party, to the extent legally permitted.

(e) No Party will disclose the terms of this Agreement to any third party without the prior written consent of each other Party, other than any such disclosure (i) to its attorneys, accountants and other professional advisors that owe it a duty of confidentiality, or (ii) as may be necessary to comply with applicable Law. Without limiting the foregoing, upon request by Seller, Buyer shall either return to Seller all Confidential Information requested to be returned in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify Seller in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that Buyer may retain electronic back-up versions of such Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices.

11. Assignment. Seller may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of Buyer.

12. Entire Agreement; Amendments. This Agreement and the Purchase Agreement (and the agreements and other documents referred to herein and therein) constitute the final agreement among the Parties with respect to the subject matter hereof, and is the complete and exclusive statement of the Parties' agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement. The Parties may amend this Agreement only by a written agreement signed by the Parties that identifies itself as an amendment to this Agreement.

13. Severability. The Parties agree that the invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

14. Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original of the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party's signature is as effective as signing and delivering the counterpart in person.

15. Indemnity; Limitations on Liability.

(a) Buyer shall indemnify, defend and hold harmless Seller and its affiliates, and their employees, officers, directors, successors and permitted assigns, from and against any

and all Losses resulting from: (i) any breach of this Agreement by Buyer; or (ii) any act, omission, gross negligence or willful misconduct of Buyer.

(b) NO PARTY TO THIS AGREEMENT OR ANY OF ITS AFFILIATES WILL BE LIABLE HEREUNDER FOR PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT OR ANY ACTUAL OR ALLEGED BREACH HEREOF.

16. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Buyer, Seller and their respective successors and assigns.

17. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision of this Agreement. For purposes of this Agreement, whenever the context requires, the singular shall include the plural, and vice versa, and the word "including" means "including but not limited to", "including without limitation" or words of similar meaning. The Recitals to this Agreement are hereby incorporated herein by this reference.

18. Controlling Law.

(a) This Agreement, and all claims, disputes and Actions relating hereto, shall be governed by and construed and enforced in accordance terms set forth in Section 17 of the Purchase Agreement, which are incorporated herein by reference.

[Signature page follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date and year first set forth above to be effective as of April 3, 2020.

SELLER:

OXFORD FINANCIAL PUBLISHING, LLC

By: Julia C. Guth
Name: Julia C Guth
Title: CEO & Executive Publisher

BUYER:

KINGSCROWD, LLC

By: ____________________
Name: ____________________
Title: ____________________

SCHEDULE A

TRANSITION SERVICES

Service	Anticipated Duration
Fulfill newsletter services to current subscribers	4 weeks
Acquire new names for free eletter	4 weeks
Payment processing and introduction gauntlet emails to new subscribers	4 weeks
Post editorial content to websites	4 weeks
Email list cleaning and rules for list hygiene	4 weeks
Website hosting	4 weeks
Send (via e-mail) and process renewals	4 weeks
Send (via e-mail) marketing materials	4 weeks
Customer service	4 weeks

SCHEDULE B

COORDINATORS

Buyer's Coordinator:

Name: Vin Narayanan
Title: Vice President Strategy
Address: 218 N. Charles Street, Apt. 1407, Baltimore, MD 21201
Telephone: 703-629-0751
Email: vin@kingscrowd.com, vnarayanan@oxfordclub.com

Seller's Coordinator:

Name: Jon Gold
Title: Executive Director, Dev/Ops
Address: 105 W. Monument St, Baltimore MD 21201
Telephone: 410-781-8432
Email: jgold@oxfordclub.com

HELLOSIGN

Audit Trail

TITLE	Addendum transition contract for Early Investing LLC
FILE NAME	Execution Copy-Ea...rowd (Julia .docx
DOCUMENT ID	9a4ea097d6e4feb812d247113f2c68800b285274
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

SENT	**04 / 10 / 2020** 19:20:13 UTC	Sent for signature to Julia Guth (jguth@oxfordclub.com) and Chris Lustrino (chris@kingscrowd.com) from yogiguth@yahoo.com IP: 173.64.67.216
VIEWED	**04 / 10 / 2020** 19:20:59 UTC	Viewed by Julia Guth (jguth@oxfordclub.com) IP: 45.41.142.19
VIEWED	**04 / 13 / 2020** 16:59:49 UTC	Viewed by Chris Lustrino (chris@kingscrowd.com) IP: 73.231.247.214
SIGNED	**04 / 10 / 2020** 19:21:27 UTC	Signed by Julia Guth (jguth@oxfordclub.com) IP: 173.64.67.216
SIGNED	**04 / 13 / 2020** 18:17:48 UTC	Signed by Chris Lustrino (chris@kingscrowd.com) IP: 73.231.247.214
COMPLETED	**04 / 13 / 2020** 18:17:48 UTC	The document has been completed.